UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Bank Mutual Corporation

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March 10, 2006
Dear Fellow Shareholder,
     We invite you to attend the Bank Mutual Corporation 2006 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 1, 2006.
     Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.
     Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2005.
     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.
Sincerely,
BANK MUTUAL CORPORATION
MICHAEL T. CROWLEY, JR.
Chairman, President and Chief Executive Officer

BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee Wisconsin 53223
(414) 354-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2006

To the Shareholders of Bank Mutual Corporation:
     The 2006 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 1, 2006, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:
(1)	Electing three directors to serve for terms expiring in 2009;

(2)	Ratifying the selection of Ernst & Young LLP as independent auditors; and

(3)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.
     The board of directors has fixed the close of business on March 3, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.
     We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.
By Order of the Board of Directors
Eugene H. Maurer, Jr.
Senior Vice President and Secretary
Milwaukee, Wisconsin
March 10, 2006
YOUR VOTE IS IMPORTANT
     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
DIRECTORS’ COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS WITH THE COMPANY
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS AND NOTICES

PROXY STATEMENT
BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

SOLICITATION AND VOTING
     This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 1, 2006, and at any adjournment of that meeting. The 2005 summary annual report to shareholders, which accompanies this proxy statement, and the 2005 annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 16, 2006.
     Record Date and Meeting Information. The board of directors has fixed the close of business on March 3, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 62,292,011 shares of common stock validly issued and outstanding.
     The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.
     Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management’s director nominees and FOR ratification of Ernst & Young LLP as independent auditors.
     A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.
     Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.
     Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will receive a separate blue proxy card, marked “401k,” to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

     Any shareholder who owns shares through an allocation to that person’s account under the Bank Mutual Corporation Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those participants’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, at its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted for all nominees and proposals.
     Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.
     A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.
     Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.
     Corporate Background. Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor pursuant to a restructuring transaction of the federally-chartered mutual holding company subsidiary holding company of the same name. In October 2003, the mutual holding company form of ownership ended, and Bank Mutual Corporation became a fully shareholder-owned corporation. In this proxy statement: “Bank Mutual Corporation” and the “Company” refer to both the new Wisconsin-chartered corporation and to its federally-chartered predecessor; the “Bank” refers to its subsidiary bank, named “Bank Mutual” (formerly named “Mutual Savings Bank”); and “First Northern” refers to First Northern Savings Bank, which was a Company subsidiary from its acquisition in 2000 until it was merged into the Bank in March 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The table below sets forth information regarding the beneficial ownership of Bank Mutual Corporation common stock as of the date hereof by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholder of the Company.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class
P. Terry Anderegg	361,715	*
Thomas H. Buestrin	243,102	*
Christopher J. Callen	352,362	*
Rick B. Colberg	369,561	*
Michael T. Crowley, Jr.	2,167,403	3.4%
Raymond W. Dwyer, Jr.	108,008	*
Mark C. Herr	148,278	*
Thomas J. Lopina, Sr.	243,189	*
Eugene H. Maurer, Jr.	355,287	*
William J. Mielke	351,456	*
Robert B. Olson	529,138	*
David J. Rolfs	149,942	*
J. Gus Swoboda	266,710	*
All directors and executive officers as a group (14 persons) (3)(4)	7,480,945	11.5%
Advisory Research, Inc. (5)	6,118,780	9.8%

*	Less than 1.0%. Percentages are based on shares outstanding on the date hereof.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin — 69,044 shares; Mr. Crowley Jr. — 82,728; Mr. Dwyer — 9,490; Mr. Lopina — 157,177; Mr. Olson — 380,760; Mr. Rolfs — 42,188; Mr. Swoboda — 130,598; group — 2,433,687. See also notes (3) and (4) below.

(2)	Includes the following shares subject to options exercisable within 60 days of the date hereof: Messrs. Anderegg, Callen and Maurer — 205,086 shares each; Messrs. Buestrin, Mielke, Olson and Swoboda — 105,372 each; Mr. Colberg — 200,586; Mr. Crowley Jr. — 830,242; Messrs. Dwyer, Lopina and Rolfs — 46,675 each; Mr. Herr — 86,465; all directors and executive officers as a group — 2,496,400.

(3)	The total for the group (but not any individual) includes 1,435,420 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, the Company (through its Board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals’ (and the group’s) beneficial ownership. Also includes 69,328 shares held under the Benefit Restoration Plan in which officers share beneficial ownership of shares held for the accounts of others.

(4)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

(5)	In a report on Schedule 13G dated February 14, 2006, Advisory Research, Inc. reported sole voting power and sole dispositive power as to 6,118,780 shares of Company common stock on December 31, 2005. Advisory Research, an investment advisor, is located at 180 North Stetson Street, Suite 5500, Chicago IL 60601.
     The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

ELECTION OF DIRECTORS
     The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. At this time, board has set the number of directors at nine. Messrs. Buestrin, Crowley, Jr. and Mielke, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors. Under the bylaws, the board may appoint a new director to fill a vacancy which occurs between annual meetings, including a vacancy which would result from a later determination to increase the size of the board.
     Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board. Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)
	Nominees for Terms expiring 2009
Thomas H. Buestrin, 69 (4)	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development	1995
Michael T. Crowley, Jr., 63 (6)	Chairman and CEO of the Company, and President since 2003; President and CEO of the Bank, and Chairman since 2005 (8)	1970
William J. Mielke, 58 (3) (4) (5)	President and CEO of Ruekert & Mielke Inc., engineering	1988
	Continuing Directors — Terms expire in 2008
Thomas J. Lopina, Sr. 68 (3)	Associate, Spectrum Solutions, Inc., small business consulting firm	1979
Robert B. Olson, 68 (4)	Retired as consultant (self-employed in 2005); prior to 2000, an executive with Little Rapids Corporation, specialty paper producer	1997
David J. Rolfs, 84 (3) (4) (5)	Retired; prior thereto, president of ABCO Dealers Inc., health care industry	1984
	Continuing Directors — Terms expire in 2007
Raymond W. Dwyer, Jr., 82 (3) (5) (6)	Retired; prior thereto architect with R.W. Dwyer Architects	1957
Mark C. Herr, 52	Partner, Plunkett Raysich Architects LLC (7)	2001
J. Gus Swoboda, 71 (5) (6)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility	1987

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company, the Bank or First Northern, as the case may be. Each of these persons, other than Mr. Herr, became a director of the Company in 2000.

(3)	Member of the Compensation Committee, of which Mr. Rolfs is Chairman.

(4)	Member of the Audit Committee, of which Mr. Mielke is Chairman.

(5)	Member of the Nominating and Governance Committee, of which Mr. Mielke is chairman.

(6)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.

(7)	From time to time, Plunkett Raysich Architects LLC and its affiliates provide services to the Bank. See “Certain Transactions with the Company — Architectural Fees.”

(8)	Mr. Crowley Sr., formerly a director of Bank Mutual Corporation and formerly Chairman and a director of the Bank, is the father of Mr. Crowley Jr. As a consequence of Mr. Crowley Sr.’s relationship to Mr. Crowley, Jr., his compensation information is included elsewhere in this proxy statement, particularly under “Directors’ Compensation—Compensation to Former Director.” Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President/Bank Office Administration/Southeast Region of the Bank. In 2005, his salary was $76,000, plus a bonus of $9,729 under the Bank’s incentive plan; he also participates in other Bank benefit plans. Mr. Crowley III does not have an employment agreement.
Board Meetings and Committees
     The Bank Mutual Corporation board of directors met six times during 2005. Messrs. Buestrin, Dwyer, Lopina, Mielke, Olson, Rolfs and Swoboda are considered “independent” under Nasdaq Stock Market rules, and all members of the Audit, Compensation, and Nominating and Governance Committees are “independent.” See “Certain Transactions of the Company—Architectural Fees” relating to fees paid to Mr. Herr’s firm and plans to minimize related transactions so that Mr. Herr can in the future be considered an independent director. As part of the board meetings, independent directors regularly met without management or non-independent directors present. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.
     The Audit Committee met six times in 2005. On behalf of the Audit Committee, Mr. Mielke, its chair, also regularly consulted with the independent auditors about the Company’s periodic public financial disclosures, and participated in ten calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Auditors” for other information pertaining to the Audit Committee.
     The Board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. For example, Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Mielke and Buestrin have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division. Mr. Rolfs has also occupied executive positions which have included financial elements. While all the members of the Audit Committee have substantial experience and knowledge, and at least Messrs. Mielke, Buestrin and Olson are “financially sophisticated” within Nasdaq Stock Market rules, the Board does not believe that any of these members meet the SEC’s specific definition of “audit committee financial expert.” However, the Board believes that because the members have qualities and experience which are not captured within the specific definition, and because of their past effectiveness as members of the Board and the Committee, it is appropriate that the Audit Committee not have such an “audit committee financial expert” under the current conditions and circumstances and that the board not add a member simply to include another person who would fit within that particular definition.
     The Compensation Committee held four meetings during 2005. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Committee Report” and

“Compensation Committee Interlocks and Insider Participation” under “Executive Compensation” for other information pertaining to the Compensation Committee.
     The Nominating and Governance Committee met once in 2005. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees some other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Committee, include: strength of character and judgment; honesty and integrity; a diversity of education and experience with business and other organizations; and interplay of the candidates’ experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and financial affairs. A first-time nominee should be highly respected and active in his profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person’s duty of loyalty. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.
     The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it does not intend to evaluate proposed nominees differently depending upon who has made the proposal. If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate Secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Committee. However, the Committee has not adopted a more formal process for that consideration because it believes that an informal consideration process is likely to be adequate given the lack of suggestions received in the past. The Committee intends to review periodically whether a more formal policy should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.
     The Executive Committee met once in 2005. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.
     Bank Mutual Corporation has adopted charters for the Audit, Compensation, and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation, and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at that internet address.
Other Board and Corporate Governance Matters
     Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the Chief Executive Officer, the corporate Secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The Chief Executive Officer and the corporate Secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company corporate website, any communications to the board of directors should be sent to it in care of the Chief Executive Officer or the corporate Secretary.
     Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2005 annual meeting of shareholders.
     Code of Ethics. As a long-standing part of its and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics. Bank Mutual Corporation has built on that code to reflect current circumstances and SEC and Nasdaq definitions for such codes, and has adopted a vision statement and a code of ethics for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement and code of ethics, including the related code of conduct, on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that internet address.
DIRECTORS’ COMPENSATION
Meeting Fees
     The Company. In 2005, Bank Mutual Corporation’s directors who are not officers received a $12,000 annual retainer for serving as a member of the Board of Directors. Each director also received a fee of $1,200 per board meeting attended, the Chairman of the Audit Committee received $1,000 for each Audit Committee meeting and each other non-officer director received a $500 fee for each meeting attended of a committee of which the director is a member. For purposes of fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. For 2006, the annual retainer increases to $14,000, and the board meeting fee increases to $1,400. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank’s Board of Directors is described below.
     The Bank. The Bank does not pay a retainer fee to its directors. Each director received a $1,000 fee for each board meeting attended. In 2005, each non-officer received a $1,000 fee for attending an executive committee meeting. For 2006, those fees increase to $1,200 per meeting. Messrs. Buestrin, Crowley Jr., Dwyer, Herr, Mielke, Olson and Rolfs were directors of the Bank, and Messrs. Buestrin, Crowley Jr., Dwyer, Olson and Rolfs were members of the Bank’s executive committee in 2005; all continue as such in 2006.
2001 and 2004 Stock Incentive Plans
     Bank Mutual Corporation directors are eligible to participate in the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and its 2004 Stock Incentive Plan (the “2004 Plan”). Pursuant to each of these plans and OTS regulations, no individual may receive more than 25% of the shares which may be issued under each plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under either plan, and individually to not more than 5%. No options or awards of restricted stock were granted in 2005. In 2004, each non-employee director (including then-director, Mr. Crowley Sr.) received 32,000 shares of restricted stock, with a value of $10.673 per share on the date of grant, and options to purchase 80,000 shares at $10.673 per share, under the 2004 Plan. See “Executive Compensation” for grants to Mr. Crowley Jr. and other executive officers. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control, death or disability, and the administering committee’s discretion under the 2001 Plan to waive conditions to exercise.
Deferred Plans for Directors
     The Bank. The Bank maintains a deferred retirement plan for non-officer directors (other than Mr. Olson, who is covered by the First Northern plan described below. Non-officer directors of the Bank who have provided at least five years of service will be paid $1,000 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits (other than Mr. Herr’s) have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements, and based on actuarial analyses believes these obligations are adequately funded. The Bank’s directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan which are adverse to the Bank. The plan may be amended by the Bank’s board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.
     First Northern. A similar plan of First Northern terminated upon its merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but will not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months or until the director’s death if earlier. If the director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director’s beneficiary for the duration of the 36-month period. Payments under that plan began in 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank.
Compensation to Former Director
     Michael T. Crowley, Sr. was a director of Bank Mutual Corporation until December 2004. In addition, he was a director and executive officer of the Bank until his retirement upon a determination of permanent disability in May 2005. Because of his family relationship with Mr. Crowley Jr. and those prior positions, information is provided regarding Mr. Crowley Sr.’s compensation arrangements and payments in 2005.
     Crowley Sr. Deferred Compensation Agreement. The Bank maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 25 years under which it agreed to defer part of Mr. Crowley Sr.’s compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.
     Upon Mr. Crowley Sr.’s retirement in May 2005, he began to receive a life income in monthly installments of $10,607, with a minimum of 120 installments. The monthly installments are equal to the amount that would be payable to the Bank under the life insurance policy if the Bank exercised a settlement option under the policy for monthly life income, with a 120 month period certain. If Mr. Crowley Sr. dies before his receipt of 120 monthly payments, the amounts otherwise payable to him will be paid to a beneficiary or beneficiaries named by Mr. Crowley Sr., or to his estate.
     Crowley, Sr. Employment Agreement. Prior to his retirement, the Bank had an employment agreement, originally entered into in 1993, with Mr. Crowley Sr.. The terms of that agreement were substantially the same as the employment agreement with Mr. Crowley Jr. described below under “Executive Compensation—Employment Arrangements.”
     Pursuant to the terms of Mr. Crowley Sr.’s employment agreement, upon his retirement with disability, all of his unvested stock options and his unvested restricted stock became fully vested. At retirement, Mr. Crowley Sr. held unvested options for 137,372 shares and 65,221 unvested restricted shares, in addition to his previously vested options and restricted stock. Upon retirement with disability, Mr. Crowley Sr. also received a cash payment of $240,000 representing one year’s salary as provided by the agreement. Prior to his retirement, Mr. Crowley Sr. received $93,231 in salary payments in 2005. Under the employment agreement, Mr. Crowley Sr. also receives continuing medical insurance benefits.
     Defined Benefit Retirement Plans. As a consequence of his retirement, Mr. Crowley Sr. is participating in the Company’s qualified defined benefit pension plan and its supplemental non-qualified defined benefit retirement plan, both as described in “Executive Compensation—Defined Benefit Retirement Plans.” Under the qualified plan, Mr. Crowley Sr. had more than 70 years of service with the Bank prior to his retirement, and receives a monthly benefit of $8,828 in accordance with the plan, reflecting legal limits. In addition, as a consequence of those legal limits, Mr. Crowley Sr. also receives a monthly benefit of approximately $24,774 under the supplemental non-qualified plan; these amounts are paid out of a rabbi trust maintained by the Company.

     Other Plans. Mr. Crowley Sr. maintains his balance previously earned under the benefits restoration plan, but does not accrue additional benefits. Mr. Crowley Sr. also accrued benefits in 2005 under the ESOP in accordance with its terms.
Other
     See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Mr. Crowley Jr. as an executive officer and employee of Bank Mutual Corporation and the Bank.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the federal securities laws, Bank Mutual Corporation’s directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.
     The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2005. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning the total compensation of the chief executive officer and the other four most highly compensated Company executive officers for services in all capacities for the last three fiscal years. The information includes service to, and payments by, the Company and its subsidiaries.

				Long-Term Compensation
				Awards
					Securities
				Restricted	Underlying	All Other
		Annual Compensation (1)		Stock Awards	Options	Compensation
Name and Principal Positions	Year	Salary($)(2)	Bonus($)(3)	($)(4)	(#)(5)	($)(6)
Michael T. Crowley, Jr.	2005	$639,200	$104,160	—	—	$129,229
Chairman, President and CEO	2004	$636,800	$122,140	$2,988,440	700,000	$147,080
of the Company; President	2003	$645,000	$94,240	—	—	$134,172
and CEO of the Bank

P. Terry Anderegg	2005	$171,500	$25,379	—	—	$39,140
Senior VP- Retail and	2004	$164,250	$27,955	$426,920	100,000	$42,376
Operations of the Bank	2003	$158,250	$21,649	—	—	$35,318

Eugene H. Maurer, Jr.	2005	$170,250	$25,194	—	—	$39,183
Senior VP and Secretary of	2004	$164,250	$28,547	$426,920	100,000	$42,571
the Company; Senior VP and	2003	$158,250	$21,649	—	—	$36,174
Secretary/Treasurer of the Bank

Christopher J. Callen	2005	$170,000	$20,536	—	—	$38,472
Senior VP-Lending of the Bank	2004	$159,925	$27,219	$426,920	100,000	$41,564
	2003	$153,925	$21,057	—	—	$35,073

Rick B. Colberg	2005	$122,500	$18,498	—	—	$28,226
Chief Financial Officer of	2004	$116,500	$20,655	$426,920	100,000	$30,122
the Company	2003	$107,500	$14,706	—	—	$27,591

(1)	While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not specified, since they did not together exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year. See “Perquisites and Other Benefits” below.

(2)	Includes any directors’ fees paid to the individual.

(3)	Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.

(4)	Represents grants of restricted shares under the management recognition plan provisions of the 2004 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the $10.673 average market price on the date of grant. At December 31, 2005, the named executive officers held the following number of shares of restricted stock which have not yet vested, with the stated value based on the $10.60 price at which the Company’s common stock last traded on the final trading day of 2005: Mr. Crowley Jr. — 282,697 shares, $2,996,588; each of Messrs. Anderegg, Maurer, Callen and Colberg — 41,538 shares, $440,303. Dividends are paid on unvested shares of restricted stock on the same basis as other shares of Company common stock.

(5)	Represents stock options granted under the 2004 Plan. Options vest over a five-year period. No SARs have been granted thereunder.

(6)	In 2005, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley Jr.—$2,100; Mr. Anderegg—$1,648; Mr. Maurer—$1,766; Mr. Callen—$1,194; and Mr. Colberg—$1,244. Amounts also include the following 2005 ESOP allocations: Mr. Crowley Jr.—$39,849; Mr. Anderegg—$37,492; Mr. Maurer—$37,417; Mr. Callen—$37,017; and Mr. Colberg—$27,022. Also included in 2005 are the following Restoration Plan payments: Mr. Crowley Jr.—$87,280; and Mr. Callen—$262.

Stock Options and Equity Compensation Plans
Option/SAR Grants in Last Fiscal Year
     No options or SARs were granted to the named executive officers, or any other officers, directors or employees, in fiscal 2005.
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Options/SAR Values
     The following table sets forth information with respect to the five executive officers in the Summary Compensation Table concerning options exercised in 2005 and the number and value of options outstanding at December 31, 2005.

Number of
Securities Underlying
			Unexercised Options/	Value of Unexercised
	Shares		SARs at FY-End (#)(2)	in the Money Options/
	Acquired on	Value	Unexercisable/	SARs at FY-End ($)(3)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable/Exercisable
Michael T. Crowley, Jr.	31,195	$243,302	695,004/ 555,238	$998,277/ $3,070,432
P. Terry Anderegg	—	—	113,017/ 152,069	244,142/ 976,570
Eugene H. Maurer, Jr.	—	—	113,017/ 152,069	244,142/ 976,570
Christopher J. Callen	—	—	113,017/ 152,069	244,142/ 976,570
Rick B. Colberg	—	—	113,017/ 147,569	244,142/ 943,295

(1)	Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.

(2)	Represents options granted under the 2001 or 2004 Plan. No SARs have been granted.

(3)	Represents the difference between the exercise price and the $10.60 reported closing price of Company common stock on the Nasdaq Stock Market on December 31, 2005, the last trading date of the fiscal year.
Defined Benefit Retirement Plans
     The Company maintains a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Pension benefits are based on the participant’s average annual compensation (salary and bonus) and years of credited service to the Company and the Bank. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.
     Designated officers also participate in a supplemental non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:
•	an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

•	the pension benefit accrued in the qualified defined benefit pension plan.
In 2005, under Code limits, the maximum benefit payable through the qualified defined benefit plan was $170,000; in 2006, that amount increased to $175,000.

     The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan.

Final Average
Compensation	Years of Service
	5	10	15	20	25	30	35	40
100,000	9,000	17,900	26,900	35,900	47,400	58,800	70,300	80,300
150,000	14,200	28,400	42,600	56,800	74,700	92,700	110,600	125,700
200,000	19,400	38,800	58,300	77,700	102,100	126,500	150,900	171,000
250,000	24,600	49,300	73,900	98,600	129,500	160,400	191,300	216,400
300,000	29,900	59,700	89,600	119,500	156,900	194,200	231,600	261,700
350,000	35,100	70,200	105,300	140,400	184,200	228,100	271,900	307,100
400,000	40,300	80,600	121,000	161,300	211,600	261,900	312,200	352,400
450,000	45,500	91,100	136,600	182,200	239,000	295,800	352,600	397,800
500,000	50,800	101,500	152,300	203,100	266,400	329,600	392,900	443,100
550,000	56,000	112,000	168,000	224,000	293,700	363,500	433,200	488,500
600,000	61,200	122,400	183,700	244,900	321,100	397,300	473,500	533,800
650,000	66,400	132,900	199,300	265,800	348,500	431,200	513,900	579,200
700,000	71,700	143,300	215,000	286,700	375,900	465,000	554,200	624,500
750,000	76,900	153,800	230,700	307,600	403,200	498,900	594,500	669,900
800,000	82,100	164,200	246,400	328,500	430,600	532,700	634,800	715,200
850,000	87,300	174,700	262,000	349,400	458,000	566,600	675,200	760,600

     Years of service in the qualified defined benefit pension plan begin at the date of hire, except for Mr. Colberg, which dates from his eligibility for the plan. At February 28, 2006, accrued years of service for officers named in the summary compensation table were: Mr. Crowley Jr. — 38 years; Mr. Anderegg — 12 years; Mr. Maurer — 23 years; Mr. Callen — 6 years; and Mr. Colberg — 4 years.
     As discussed above, a portion of the benefits reported in the table are payable pursuant to the Company’s supplemental non-qualified retirement plan for certain designated officers; currently, only Mr. Crowley Jr. is so designated (although Mr. Crowley Sr. is also receiving payments under it). To support those obligations, the Company maintains assets in a “rabbi trust” (the amount of which is based on the actuarial value of future benefits) and expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds (including funds in the rabbi trust) in the future, and will not be paid out of assets in the qualified plan. Assuming that covered cash compensation remains constant through retirement at age 65, and assuming a payment based on ten year certain and life annuity form, the approximate annual benefit discussed above which would be payable under the qualified plan to Mr. Crowley Jr. would be $159,443, and the amount payable by the Company itself would be $468,553 under the supplemental plan.
Employment Arrangements
     The Bank has employment agreements with Messrs. Crowley Jr., Anderegg, Maurer, Callen and Colberg and Ms. Scholz (another executive officer). The initial terms of the employment agreements were three years. For Mr. Crowley Jr., each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Mr. Crowley Jr. and by affirmative action of the Bank’s board of directors. For the other executives, on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by the Bank’s board. The terms of Mr. Crowley Jr.’s agreement were so extended at January 1, 2005 and 2006. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and the Bank’s financial results, as well as benefits and perquisites, in accordance with the Bank’s policies.

     The current 2006 annual salary amounts for each of the covered executive officers are as follows: Mr. Crowley Jr.-$640,000; Mr. Anderegg — $178,400; Mr. Maurer-$176,250; Mr. Callen - $176,000; Mr. Colberg-$127,500; and Ms. Scholz — $125,000. These amounts may be changed in subsequent years, but generally may not be reduced.
     The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer’s retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.
     Upon each executive’s death or retirement at age 65, the executive or the executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. Upon disability, the executive would receive one year’s salary plus any accrued unpaid compensation. If the executive officer terminates employment voluntarily or is terminated by the Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.
     If during the term the Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a one-year severance period. In the case of Mr. Crowley Jr., however, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. The Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.
     Under each employment agreement, the executive officer may also terminate employment following a change in control of the Bank under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by the Bank without cause had occurred. However, the aggregate amount of all severance payments and termination benefits, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.
Other Benefit Plans and Benefits
     2001 and 2004 Stock Incentive Plans. The Company maintains two stock incentive plans, under which equity-based awards have been made. The 2001 Plan was approved by shareholders in that year; no further grants may be made under the 2001 Plan since the Company’s 2003 restructuring to a fully shareholder-owned company. As a consequence and to provide for ongoing equity-based incentives, in 2004 the shareholders approved the 2004 Plan as a successor plan. Under the 2004 Plan, options for 1,724,362 shares and 687,521 shares of restricted stock may be granted in the future, in addition to the awards which have already been made.
     Both the 2001 and 2004 Plans provide for the grant of stock options and shares of restricted stock to executive officers, directors and key employees of the Company and the Company’s subsidiaries (including the Bank). Stock options may be either incentive stock options, up to the limits under law, or non-qualified stock options. All stock options must provide for an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The maximum option term under the 2001 and 2004 Plans is 10 years. Shares of restricted stock may also be granted under both plans; under the 2004 Plan, those grants may also be coupled with performance criteria in addition to time vesting. Pursuant to each of these plans and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan on the 2004 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under either plan, and individually to not more than 5%.

     The Compensation Committee of the Board of Directors administers both the 2001 and 2004 Plans. The Committee makes determinations as to whom options and restricted stock grants are made and the number of shares. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control, death or disability, and the Committee’s discretion under the 2001 Plan to waive conditions to exercise. The Committee also interprets these plans and may take other related actions.
     Information on awards made under the 2001 and 2004 Plans is set forth above in “Directors Compensation —2001 and 2004 Stock Incentive Plans” as to grants made to directors, and “Summary Compensation Table” and “Stock Options and Equity Compensation Plans” under “Executive Compensation” as to awards made to executive officers in the past three years.
     Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Bank’s 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued in that transaction to persons other than the then-established mutual holding company of Bank Mutual Corporation. The ESOP has purchased 3,271,947 Company shares.
     The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.
     The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and, in 2002, dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010. As a result of the actual payments made, 327,194 shares were allocated to participants’ accounts in each of 2005, 2004 and 2003. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.
     ESOP participants direct the voting of shares which are allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the discretion of the Company’s board of directors.
     Restoration Plans. The Company also maintains “Restoration Plans” to compensate participants for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The plans were originally established in 2001 by the Bank as parts of a single plan; they were approved by the Compensation Committee as part of the assumption of the plans at the holding company level.
     The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.
     The restoration plans provide benefits for officers and employees based upon the allocations they would have received in the ESOP in the absence of Code limitations. The restoration plans also permit eligible officers to defer compensation which they are unable to contribute to the 401(k) Plan and receive allocations thereunder because of Code limits. Under the Code, in 2005, only the first $210,000 of compensation may be considered in determining benefits under tax-qualified plans. That amount is subject to annual cost-of-living adjustments, and increases to $220,000 in 2006.
     For example, under the ESOP, only the first $210,000 of earnings were considered in determining ESOP benefits for 2005. Under the restoration plans, an executive officer or employee would receive an amount equal to the benefit that the participant would have received under the ESOP in the absence of the compensation limit.

Therefore, if an officer had total compensation of $300,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $90,000 of compensation in excess of the Code limit.
     The restoration plan relating to the ESOP covers all employees, and the plan relating to the 401(k) plan covers all executive officers. The annual allocations to employees under the restoration plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.
     First Northern Supplemental Retirement Agreements. Before it was acquired by the Company, First Northern entered into a supplemental retirement agreement with Mr. Colberg and certain other officers. Under his agreement, Mr. Colberg, or his beneficiaries, will receive a total of 180 monthly payments of $2,646 per month, respectively, commencing on the first day of the month following the earlier of his respective attainment of age 65 or his death. If the supplemental retirement benefits commence prior to the executive’s attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the Compensation Committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are vested and are subject to the same parachute payment limitations that govern employment agreements.
     Perquisites and Other Benefits. Certain executive officers also received in 2005 use of a business automobile which was not on the same terms as other salaried employees. The total value of these other benefits which were not on the same terms as other salaried employees did not exceed the lesser of $50,000 or 10% of any individual’s salary or bonus in any reported year. The value of those perquisites in 2005 was as follows: Mr. Crowley Jr. — $346; and Mr. Colberg — $1,581.
     Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company and its subsidiaries. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in one case, the cost of a club membership used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are incurred for business purposes, these are not considered by the Company to be “perquisites” or personal benefits to these persons.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It made compensation determinations for 2005, and expects to continue in that role going forward. The current members of the Compensation Committee are identified below.
     Compensation Philosophy. In determining compensation, the Committee has recognized that the Company and its subsidiaries must provide its executive officers and key employees a competitive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations, but not co-extensive with the broad based, nationwide group used for peer group comparison in the Performance Graph), so as to be neither unduly generous nor lagging other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly held institutions, and noted the effect on prior compensation when going forward.
     Base Salary. In determining the base salary of executive officers under their employment agreements, the Committee reviewed, among other things, third party surveys of peer institutions, other peer group information gathered by Committee members. the historical compensation of those officers and performance of the Company and its subsidiaries. The Committee also prepares tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits.
     Base salary determinations were not directly related to statistical corporate performance, since the bonus and incentive plans are heavily performance based and remained significant in 2005. The Committee also noted that stock-based incentives were awarded in 2001 and 2004 and provided an additional means of compensation, but that no additional awards were made in 2002 or 2003, or expected in 2005. Based upon those factors, the Committee determined that executive officers, other than the chief executive officer, should receive an increase (from 4.2% to 3.2%) in base salary, with amounts varying depending upon their individual responsibilities and salary levels.
     Bonus/Incentives. For fiscal 2005, cash incentive payments were determined under the Bank’s cash incentive plan. Under the plan for 2005, the Committee set the Company’s return on assets and income targets of 0.90% and $31.0 million, respectively, as well as target bonus payments (expressed as a percentage of base salary) for each of the executive officers. Those amounts reflect upward adjustments because an assumed expense did not occur for reasons not under the control of the Company; the effect of the adjustment was to increase the targets and to decrease 2005 bonuses. Actual bonus amounts are determined based upon the Company’s performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus would be reduced by 1.5 percentage points. The plan permits a portion of the bonus to be determined based on individual performance goals; that alternative was used for 20% of the bonus for selected individuals (excluding Mr. Crowley Jr.) in 2005.
     In fiscal 2005, the Company achieved 89% and 90% of its return on assets and income targets, respectively, for an average of 89.5%. Therefore, due to the reduction by 1.5 times the percent by which goals were missed, executive officers earned bonuses equaling 84% of their target bonus amounts, to the extent bonuses were determined by corporate performance. In cases in which an individual-based performance component was also paid to certain executive officers, it was also set at 84% of the target amount to mirror the statistical determination.
     Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 and 2004 Plans were approved by shareholders, to provide certain stock-based compensation. In view of the awards under the 2001 Plan made during 2001 and under the 2004 Plan in 2004 , the Committee did not grant any stock options, or award any restricted shares, to executive officers in 2005.

     Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee continued a transition that began in 2002 to more incentive-based compensation. In its determinations, the Committee reviewed the CEO’s performance and goals during 2004. Although the Committee was pleased with his performance, the Committee decided to not increase the Chief Executive Officer’s base salary of $620,000 in 2005. The Committee also noted that under the cash incentive plan, the Chief Executive Officer would be eligible to earn a target cash incentive bonus of up to 20% (and a maximum of 40%) of his $640,000 base salary. His actual 2005 bonus was $104,160, which in the CEO’s case was 84% of the target bonus amount, determined solely as a result of corporate performance under the Bank’s cash incentive plan. The Committee noted the level of option and restricted stock awards in 2001 and 2004 under the 2001 and 2004 plans; no awards were made in 2005. The CEO also receives board fees for service on the Bank’s board of directors.
     In 2005, the CEO was allocated 3,759 shares under the ESOP, on the same basis as other employees. The Committee also considered the CEO’s participation in the Company’s benefits restoration plans and his supplemental retirement benefits. Under the benefits restoration plans, the CEO received payments totaling $87,280, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and ESOP. The Committee continues to believe it is appropriate to maintain the benefits restoration plan and the supplemental retirement plan to fully recognize the CEO’s compensation when determining benefits under other plans which generally are available to all full-time employees.
     Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. Stock options are considered performance based compensation, although restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations; for 2005, approximately $1,011,500 of Mr. Crowley Jr.’s taxable compensation (resulting primarily from the vesting of restricted stock) was not deductible. Shareholder approval of the 2001 Plan and 2004 Plan was obtained, among other reasons to qualify for an exception from Section 162(m) for any performance-based compensation payable under the plans.
     Members of the Compensation Committee:

David J. Rolfs (Chairman)	Raymond W. Dwyer, Jr.	Thomas J. Lopina, Sr.	William J. Mielke
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee was an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to officers, directors and employees, see “Certain Transactions with the Company.”

PERFORMANCE GRAPH
     Set forth below is a line graph comparing the cumulative total shareholder return on Company common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index, and the SNL Midwest Thrift Index. The graph assumes $100 was invested on December 31, 2000 in Company common stock and each of those indices.
[graph here]

Stock/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Company Common Stock	$100	$164	$253	$463	$503	$448
NASDAQ Stock Market (U.S.)	$100	$79	$54	$82	$90	$92
SNL Midwest Thrift Index	$100	$115	$148	$206	$227	$222
CERTAIN TRANSACTIONS WITH THE COMPANY
     Banking Relationships
     The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.
     The Bank historically discouraged lending from the Bank to its insiders, but loans were occasionally made. Certain directors and executive officers have been indebted to the Bank for loans made in the ordinary course of business. Those loans have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.
     Upon the merger of First Northern into the Bank, the combined Bank adopted policies for loans, with preferential rates, to officers, directors and employees similar to First Northern’s historical policies. Prior to its acquisition by the Company, First Northern established policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. As a matter of practice, however, the Company continues to discourage such loans with its directors and executive officers. Management believes that the loans made to directors and officers do not involve more than the normal risk of collectability or present other unfavorable features.
     The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual Corporation where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2005 and the interest rate was below that offered to all other customers for comparable transactions. Information for loans with no preferential terms is not, and need not be, presented.

						Interest	Comparable
			Original	Maximum	Balance	Rate During	Note Rate
Name and		Date of	Amount of	Balance	as of	Last Fiscal	for Other
Positions	Type	Loan	Loan	in 2005	12/31/05	Year	Customers
J. Gus Swoboda	Mortgage				$-0-	2.5%
Director	(1)	4/13/98	$160,000	$117,093	(1)	(2)	5.125%

(1)	This loan was fully repaid in April 2005. During 2005, Mr. Swoboda also maintained a line of credit on non-preferential terms. No amounts were outstanding under the line of credit during 2005.

(2)	In accordance with the First Northern mortgage loan policy for directors, officers and employees, the interest rate was 2.5% after February 1, 2005. The rate was 2.75% during January 2005.
     Architectural Fees
     Mr. Herr is partner in Plunkett Raysich Architects LLC, an architectural firm that from time to time provides architectural design and related services to the Bank. These types of fees tend to increase during periods in which the Bank is making arrangements to open or relocate multiple offices, such as was the case in 2005. For services during 2005 and 2004, the Bank has paid Plunkett Raysich and its affiliates approximately $102,346 and $113,150, respectively, for such services. During 2003, fees payable to that firm were less than $60,000. Going forward, the Company, Mr. Herr and Plunkett Raysich have agreed that the Company will reduce its use of Plunkett Raysich’s services in order that Mr. Herr may qualify, at a future date, for consideration as an “independent director.”
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Bank Mutual Corporation board of directors was constituted in 2000, upon the Company’s formation. The Audit Committee’s functions include meeting with the Company’s independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter was attached to the 2004 annual meeting proxy statement and is available on the Company’s website.
     In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with Bank Mutual Corporation management;

•	discussed with Ernst & Young LLP, the Company’s independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.
     In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services provided by Ernst & Young during 2005. See “Independent Auditors” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Ernst & Young’s independence.
     Members of the Audit Committee:

William J. Mielke (Chairman)	Thomas H. Buestrin	Robert B. Olson	David J. Rolfs
INDEPENDENT AUDITORS
     The firm of Ernst & Young LLP has audited the books and records of Bank Mutual Corporation for 2005; it has served as the independent accountants for the Bank for more than 25 years and of the Company since its inception in 2000. The audit committee and board of directors have decided to appoint Ernst & Young LLP as the independent auditors to audit the books and accounts of the Company for 2006, subject to shareholder ratification. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.
     Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services relating to fiscal 2005 and 2004 were as follows:

	2005	2004
Audit fees:	$310,000	$295,000
Audit-related fees:	-0-	-0-
Tax fees:	57,025	52,525
All other fees:	-0-	-0-
     The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Tax services consisted solely of compliance matters, including tax return assistance. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm’s independence.
     The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have them approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the audit committee, subject to review and approval by the Committee at its next meeting. There were no services or fees in 2005 or 2004 which were not approved in advance by the Committee or by its chairman under this policy.
SHAREHOLDER PROPOSALS AND NOTICES
     Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, Eugene H. Maurer, Jr., no later than November 16, 2006 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.
     Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify Bank Mutual Corporation at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by January 30, 2007 in the case of the 2007 annual meeting of shareholders. The Company is not aware of any such proposals for the 2006 annual meeting.

     The Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate Secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions have been received by the Company for the 2006 annual meeting. Assuming that the 2007 annual meeting is held as scheduled on May 7, 2007, the period in which materials must be received is between January 26, 2007 and February 26, 2007 for the 2007 annual meeting.
By Order of the Board of Directors
Eugene H. Maurer, Jr.
Senior Vice President and Secretary
Milwaukee, Wisconsin
March 10, 2006
     A copy (without exhibits) of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 is attached to this proxy statement. The Company will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Company common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.
     Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at 1-800-368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.
     If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

REVOCABLE PROXY
BANK MUTUAL CORPORATION

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE
ANNUAL MEETING OF SHAREHOLDERS
MAY 1, 2006
     The undersigned hereby appoints Michael T. Crowley, Jr., Eugene H. Maurer, Jr. and Rick B. Colberg, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 1, 2006, at 10:00 a.m., and at any and all adjournments and postponements thereof.
Please be sure to sign and date
this proxy in the box below

Date

Shareholder sign above	Co-holder (if any) sign above)
1.	The election of the following nominees as director for terms indicated (except as marked to the contrary below):
Terms expiring in 2009:
Thomas H. Buestrin, Michael T. Crowley, Jr.
and William J. Mielke

☐ FOR ALL	☐ WITHHOLD	☐ FOR ALL EXCEPT
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.
2.	Ratification of Ernst & Young LLP as independent auditors

☐ FOR	☐ AGAINST	☐ ABSTAIN

I/We Plan to Attend the Meeting → ___
     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
     The Board of Directors recommends a vote “FOR” the election of the nominees and the proposal listed above.

é	Detach above card, sign, date and mail in postage paid envelope provided.	é

BANK MUTUAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.
     The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.
     Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.